EXHIBIT 5.1

PERKINS COIE LLP

1201 THIRD AVENUE, 48TH FLOOR, SEATTLE, WASHINGTON 98101-3099
TELEPHONE: 206 583-8888 FACSIMILE: 206 583-8500

August 9, 2002

ICOS Corporation
22021 — 20th Avenue S.E.
Bothell, Washington 98021

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which you are filing with the Securities and Exchange Commission with respect to up to 20,000 shares of common stock, par value $0.01 per share, which may be granted to David Alan Goodkin, M.D., upon his commencement of employment with ICOS Corporation pursuant to the terms and conditions of a Restricted Stock Award Agreement between ICOS Corporation and Dr. Goodkin (the “Agreement”).

We have examined the Registration Statement and such documents and records of ICOS Corporation as we have deemed necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based on and subject to the foregoing, we are of the opinion that any original issuance shares that may be issued pursuant to the Agreement have been duly authorized and that, upon the due execution by ICOS Corporation of any certificates representing the shares, the registration by its registrar of such shares, the sale thereof by ICOS Corporation in accordance with the terms of the Agreement and the receipt of consideration therefor in accordance with the terms of the Agreement, such shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/S/    PERKINS COIE LLP